Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

October 24, 2017
First Busey Announces 2017 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Community merger leads to positive advances in the third quarter of 2017 from the comparable quarter of the prior year:

• Net income of $18.8 million, up 21.8%
• Total net interest income of $55.9 million, up 26.8%
• Average portfolio loans of $5.035 billion, up 32.6%
• Average non-interest bearing deposits of $1.329 billion, up 29.8%

Other significant highlights:
• Mid Illinois Bancorp, Inc. acquisition completed October 2, 2017
• Best Banks to Work For by American Banker Magazine
• Best Places to Work in Illinois (2016-2017) and Best Companies to Work for in Florida (2017)
• 2017 BEST Award from Association for Talent Development

First Busey Corporation's (the "Company") net income for the third quarter of 2017 was $18.8 million, or $0.41 per diluted common share.  The Company reported net income of $16.5 million or $0.43 per diluted common share for the second quarter of 2017 and net income of $15.4 million or $0.40 per diluted common share for the third quarter of 2016.

The Company's year-to-date net income through September 30, 2017 was $50.4 million, or $1.23 per diluted common share, compared to net income of $38.2 million or $1.11 per diluted common share for the comparable period of 2016.  Year-to-date net income through September 30, 2017 increased 31.9% over the comparable period of 2016.

During the third quarter of 2017, the Company incurred $3.0 million of pre-tax expenses related to acquisitions, compared to $0.3 million in the second quarter of 2017, which primarily consisted of legal, professional, restructuring, and data processing expenses.  During the nine months ended September 30, 2017, the Company incurred $4.4 million of pre-tax acquisition costs and one-time restructuring costs.  Excluding these items, the Company's operating earnings1 for the third quarter of 2017 would have been $20.6 million, or $0.45 per diluted common share and $53.1 million or $1.29 per diluted common share for the year-to-date net income through September 30, 2017.

On July 2, 2017, the Company completed its acquisition of First Community Financial Partners, Inc. ("First Community"), headquartered in Joliet, Illinois, pursuant to which each share of First Community common stock issued and outstanding was converted into the right to receive 0.396 shares of the Company's common stock and $1.35 cash consideration per share.  The market value of the 7.2 million shares of the Company's common stock issued at the effective time of the merger was approximately $211.1 million based on the closing stock price of $29.32 on June 30, 2017.  The purchase price of $242.6 million also included cash paid in lieu of fractional shares and the fair value of outstanding First Community stock options that were converted into options to purchase common shares of the Company.  It is anticipated that First Community Financial Bank, First Community's bank subsidiary prior to the acquisition, will be merged with and into First Busey's bank subsidiary, Busey Bank, in the fourth quarter of 2017.

Financial results for the third quarter of 2017 were significantly impacted by the First Community acquisition, resetting the baseline for financial performance in future quarters in a multitude of positive ways.  At the date of the merger, the fair value of First Community's total assets was $1.399 billion, including $1.097 billion in loans and $1.134 billion in deposits.  First Community's net income of $3.1 million had a positive impact on the third quarter of 2017.  A table below summarizes the assets acquired and liabilities assumed from First Community as of July 2, 2017.

1 Operating earnings, a non-GAAP financial measure, see Non-GAAP Financial Information below for reconciliation

On October 2, 2017, the Company completed its acquisition of Mid Illinois Bancorp, Inc. ("Mid Illinois"), headquartered in Peoria, Illinois, pursuant to which each share of Mid Illinois common stock issued and outstanding as of the effective time was converted into, at the election of the stockholder the right to receive, either (i) $227.94 in cash (the "Cash Consideration Option"), (ii) 7.5149 shares of the Company's common stock, or (iii) mixed consideration of $68.38 in cash and 5.2604 shares of the Company's common stock.  In the aggregate, total consideration consisted of 70% stock and 30% cash, resulting in a purchase price of $138.2 million, including cash in lieu.  Mid Illinois stockholders electing the Cash Consideration Option were subject to proration under the terms of the merger agreement and ultimately received a mixture of cash and stock consideration.
It is anticipated that South Side Trust & Savings Bank of Peoria, Mid Illinois's wholly-owned bank subsidiary ("South Side") prior to the acquisition, will be merged with and into Busey Bank in the first quarter of 2018.  Financial results for South Side, Mid Illinois's bank subsidiary, will be incorporated into First Busey's consolidated reports beginning in the fourth quarter of 2017.  At the time of the bank merger, South Side's banking offices will become branches of Busey Bank.  As of September 30, 2017, Mid Illinois had total consolidated assets of $656.7 million, total loans of $370.0 million and total deposits of $505.6 million.

Overview and Strategy:

First Busey is honored to be recognized as one of the Best Places to Work in Illinois and Best Companies to Work For in Florida for 2017 by Best Companies Group and other partners – a testament to the unique culture of our organization.  These award programs identify and honor the best places of employment in their respective states, based almost entirely on independent feedback from our associates. We are excited to receive the Florida recognition for the first time and Illinois recognition again for the second year.  Nationally, the Company has been identified for the second consecutive year among the Best Banks to Work For by American Banker magazine.  The Company takes great pride in being associated with this select group of premier banks nationwide.  Further, Busey is grateful to be internationally recognized by the Association for Talent Development with the 2017 BEST Award, recognizing our enterprise-wide focus on employee talent development.

The Bank Director's 2017 Bank Performance Scorecard ranks the 300 largest publicly traded banks and First Busey was ranked 22nd in the $5 billion to $50 billion asset category. The scorecard is based on 2016 information and uses five key metrics that measure performance across several attributes, further recognizing our commitment to strong performance.

New partnerships with talented bankers in St. Louis, Peoria and the Chicagoland area bring an expanding pool of business opportunities to generate value and diversity across new markets.  Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  Commercial loans remain a driver of balance sheet growth, while credit costs remain low.  Favorable mix changes continue to occur across our deposit base as our relationship model builds ongoing efficiency into funding sources. Net income in the banking, remittance processing and wealth management segments expanded on a comparative basis to prior year.  With our strong capital position, an attractive core funding base, a sound credit foundation, and an active growth plan, we feel confident that we are well positioned as we move into the final quarter of 2017 and into 2018.

As we acknowledge our accomplishments and continue growing forward, we are grateful for the opportunity to consistently earn the business of our customers, based on the contributions of our talented associates and the loyal support of our shareholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS[1]
(dollars in thousands, except per share data)

	As of and for the				As of and for the
	Three Months Ended				Nine Months Ended
	September 30,	June 30,	December 31,	September 30,	September 30,	September 30,
	2017	2017	2016	2016	2017	2016
EARNINGS & PER SHARE DATA
Net income	$18,784	$16,479	$11,455	$15,422	$50,433	$38,239
Revenue[2]	76,488	62,432	63,634	64,865	200,090	164,963
Diluted earnings per share	0.41	0.43	0.30	0.40	1.23	1.11
Cash dividends paid per share	0.18	0.18	0.17	0.17	0.54	0.51

Net income by operating segment
Banking	$18,942	$15,855	$10,974	$15,591	$49,546	$37,716
Remittance Processing	505	508	364	486	1,567	1,394
Wealth Management	1,237	1,675	1,486	284	4,760	2,902

AVERAGE BALANCES
Cash and cash equivalents	$210,980	$258,521	$245,993	$281,103	$213,872	$323,701
Investment securities	1,009,355	811,264	807,219	833,563	877,685	848,181
Loans held for sale	127,369	104,420	258,576	257,893	123,508	133,216
Portfolio loans	5,035,025	3,892,327	3,810,283	3,797,567	4,267,393	3,254,698
Interest-earning assets	6,282,725	4,990,573	5,046,765	5,094,884	5,397,421	4,490,529
Total assets	6,861,377	5,361,074	5,455,512	5,499,218	5,843,233	4,811,646

Non-interest bearing deposits	1,328,770	1,091,696	1,060,258	1,023,963	1,163,440	912,006
Interest-bearing deposits	4,081,753	3,258,334	3,290,710	3,347,620	3,533,332	2,951,967
Total deposits	5,410,523	4,350,030	4,350,968	4,371,583	4,696,772	3,863,973
Securities sold under agreements to repurchase	215,776	176,721	194,960	188,557	186,277	177,074
Interest-bearing liabilities	4,665,939	3,628,312	3,752,570	3,834,011	3,964,603	3,366,565
Total liabilities	6,039,162	4,756,186	4,862,532	4,910,372	5,168,231	4,318,486
Stockholders' common equity	822,215	604,888	592,980	588,846	675,002	493,160
Tangible stockholders' common equity[3]	576,844	485,244	471,188	466,100	512,587	410,238

PERFORMANCE RATIOS
Return on average assets[4]	1.09%	1.23%	0.84%	1.10%	1.15%	1.06%
Return on average common equity[4]	9.06%	10.93%	7.69%	10.42%	9.99%	10.36%
Return on average tangible common equity[3,4]	12.92%	13.62%	9.67%	13.16%	13.15%	12.45%
Net interest margin[4,5]	3.60%	3.47%	3.63%	3.51%	3.54%	3.34%
Efficiency ratio[6]	58.92%	56.31%	66.32%	58.03%	58.08%	60.03%
Non-interest revenue as a % of total revenues[2]	26.86%	32.14%	29.86%	31.96%	29.87%	33.30%

[1]Results are unaudited
[2]Revenues consist of net interest income plus non-interest income, net of security gains and losses
[3]Average tangible stockholders' common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles
[4]Annualized and calculated on net income
5On a tax-equivalent basis, assuming a federal income tax rate of 35%
[6] Net of security gains and losses and intangible charges, a non-GAAP financial measure

Condensed Consolidated Balance Sheets[1]	As of
(dollars in thousands, except per share data)	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016
Assets
Cash and cash equivalents	$214,381	$249,100	$166,706	$360,835
Investment securities	990,222	854,983	807,631	825,143

Loans held for sale	139,696	168,415	256,319	266,382

Commercial loans	3,782,463	2,828,261	2,796,130	2,715,580
Retail real estate and retail other loans	1,303,401	1,092,203	1,082,770	1,092,033
Portfolio loans	5,085,864	3,920,464	3,878,900	3,807,613

Allowance for loan losses	(51,035)	(49,201)	(47,795)	(47,847)
Premises and equipment	100,642	79,498	77,861	80,287
Goodwill and other intangibles	247,562	118,887	121,276	122,099
Other assets	186,457	144,221	164,272	177,729
Total assets	$6,913,789	$5,531,367	$5,425,170	$5,592,241

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,321,439	$1,105,041	$1,134,133	$996,750
Interest-bearing checking, savings, and money market deposits	3,049,651	2,567,525	2,453,965	2,511,914
Time deposits	1,002,193	721,646	786,200	827,842
Total deposits	$5,373,283	$4,394,212	$4,374,298	$4,336,506

Securities sold under agreements to repurchase	219,071	178,597	189,157	212,363
Short-term borrowings	212,850	50,000	75,000	246,700
Long-term debt	154,115	178,373	80,000	80,000
Junior subordinated debt owed to unconsolidated trusts	70,973	70,938	70,868	70,834
Other liabilities	47,429	46,132	41,533	49,764
Total liabilities	$6,077,721	$4,918,252	$4,830,856	$4,996,167
Total stockholders' equity	$836,068	$613,115	$594,314	$596,074
Total liabilities & stockholders' equity	$6,913,789	$5,531,367	$5,425,170	$5,592,241

Share Data
Book value per common share	$18.37	$16.03	$15.54	$15.60
Tangible book value per common share[2]	$12.93	$12.92	$12.37	$12.41
Ending number of common shares outstanding	45,519	38,248	38,236	38,207

[1] Results are unaudited except for amounts reported as of December 31, 2016
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, a non-GAAP financial measure

Condensed Consolidated Statements of Operations[1]
(dollars in thousands, except per share data)
	For the		For the
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Interest and fees on loans held for sale and portfolio loans	$56,762	$43,002	$138,595	$104,333
Interest on investment securities	5,757	4,186	14,860	12,917
Total interest income	$62,519	$47,188	$153,455	$117,250

Interest on deposits	3,851	2,099	8,058	4,998
Interest on short-term borrowings	738	365	1,139	735
Interest on long-term debt	1,340	55	2,081	155
Interest on junior subordinated debt owed to unconsolidated trusts	649	538	1,857	1,337
Total interest expense	$6,578	$3,057	$13,135	$7,225

Net interest income	$55,941	$44,131	$140,320	$110,025
Provision for loan losses	1,494	1,950	2,494	4,050
Net interest income after provision for loan losses	$54,447	$42,181	$137,826	$105,975

Trust fees	5,071	4,520	17,088	15,112
Commissions and brokers' fees, net	766	740	2,239	2,095
Fees for customer services	6,577	6,495	18,658	17,074
Remittance processing	2,877	2,803	8,581	8,558
Mortgage revenue	3,526	4,842	8,430	9,091
Net security gains, net	290	11	1,143	1,230
Other	1,730	1,334	4,774	3,008
Total non-interest income	$20,837	$20,745	$60,913	$56,168

Salaries, wages and employee benefits	25,497	21,716	67,448	55,575
Net occupancy expense of premises	3,714	3,401	10,025	8,300
Furniture and equipment expense	1,785	1,836	5,123	4,564
Data processing	5,753	4,430	13,290	12,677
Amortization of intangible assets	1,286	1,282	3,675	3,157
Regulatory expense	778	802	1,803	2,274
Other	8,126	5,948	19,962	16,904
Total non-interest expense	$46,939	$39,415	$121,326	$103,451

Income before income taxes	$28,345	$23,511	$77,413	$58,692
Income taxes	9,561	8,089	26,980	20,453
Net income	$18,784	$15,422	$50,433	$38,239

Per Share Data
Basic earnings per common share	$0.41	$0.40	$1.24	$1.12
Diluted earnings per common share	$0.41	$0.40	$1.23	$1.11
Diluted average common shares outstanding	45,764	38,654	41,069	34,318

1 Results are unaudited

First Community assets acquired and liabilities assumed as of July 2, 2017 and their initial fair value estimates1 (dollars in thousands):
	As Recorded by First Community	Initial Fair Value Adjustments[1]	As Recorded by First Busey
Assets acquired:
Cash and cash equivalents	$60,686	$-	$60,686
Securities	166,046	(203)	165,843
Loans held for sale	905	-	905
Portfolio loans, net	1,103,987	(7,404)	1,096,583
Premises and equipment	21,682	(3,588)	18,094
OREO	915	(193)	722
Other intangible assets	701	13,278	13,979
Other assets	41,644	111	41,755
Total assets acquired	1,396,566	2,001	1,398,567

Liabilities assumed:
Deposits	1,134,584	(229)	1,134,355
Other borrowings	125,471	280	125,751
Other liabilities	11,503	359	11,862
Total liabilities assumed	1,271,558	410	1,271,968

Net assets acquired	$125,008	$1,591	$126,599

Consideration paid:
Cash Consideration			$24,557
Cash payout of options and restricted stock units			6,182
Common stock			211,120
Fair value of stock options assumed			722
Total consideration paid			242,581

Goodwill			$115,982

1 Fair values are subject to refinement for up to one year after the closing date as additional information regarding the closing date fair values becomes available.

Balance Sheet Growth:  Average portfolio loans increased to $5.035 billion in the third quarter of 2017, compared to $3.892 billion in the second quarter of 2017.  Ending balances of portfolio loans increased to $5.086 billion in the third quarter of 2017, compared to $3.920 billion in the second quarter of 2017 and $3.808 billion in the third quarter of 2016, as a result of the First Community acquisition and organic growth.   First Community experienced strong loan growth for the third quarter of 2017, increasing gross portfolio loan balances by $37.3 million since the July 2, 2017 acquisition.  In addition, Busey Bank saw growth in its Missouri and Indiana markets where active growth efforts are underway.
The balance of loans held for sale decreased to $139.7 million on September 30, 2017, compared to $168.4 million on June 30, 2017 and $266.4 million on September 30, 2016, due to lower mortgage volumes and increased delivery efficiency.

Total deposits of $5.373 billion at September 30, 2017 increased from $4.394 billion at June 30, 2017 and $4.337 billion at September 30, 2016, also influenced by acquisition activity.  The Company remains strongly core deposit funded with solid liquidity and significant market share in core Illinois markets.

Net interest income of $55.9 million in the third quarter of 2017 increased from $42.4 million in the second quarter of 2017 and $44.1 million in the third quarter of 2016.  Net interest income for the first nine months of 2017 was $140.3 million, compared to $110.0 million of the same period of 2016.  Purchase accounting accretion and amortization included in interest income and interest expense, was $3.1 million for the third quarter of 2017 an increase from $1.6 million for the second quarter of 2017 and $2.7 million the third quarter of 2016.

The net interest margin increased to 3.60% for the third quarter of 2017, compared to 3.47% for the second quarter of 2017 and 3.51% for the third quarter of 2016.  Net of purchase accounting, the net interest margin for the third quarter of 2017 was 3.40%, an increase from 3.34% for the second quarter of 2017 and an increase from 3.30% for the third quarter of 2016.  The net interest margin for the first nine months of 2017 increased to 3.54%, compared to 3.34% for the same period of 2016.  Net of purchase accounting, the net interest margin for the first nine months was 3.37%, an increase from 3.19% for the same period for 2016.  Average interest-earning assets for the three months ended September 30, 2017 increased to $6.283 billion, compared to $4.991 billion for the three months ended June 30, 2017 and $5.095 billion for the three months ended September 30, 2016.  Average interest-earning assets for the nine months ended September 30, 2017 increased to $5.397 billion, compared to $4.490 billion in the same period of 2016, an increase of 20.2%.

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on October 27, 2017 of $0.18 per common share to stockholders of record as of October 20, 2017.  The Company has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

At the end of the third quarter of 2017, First Busey continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  The Company's tangible stockholders' common equity3 ("TCE") increased to $600.4 million at September 30, 2017, compared to $500.7 million at June 30, 2017 and $481.9 million at September 30, 2016. TCE represented 8.99% of tangible assets at September 30, 2017, compared to 9.24% at June 30, 2017 and 8.80% at September 30, 2016.4

3Tangible stockholders' common equity, a non-GAAP financial measure, is defined as common equity less tax-effected goodwill and intangibles
4Tangible assets, a non-GAAP financial measure, is defined as total assets less tax-effected goodwill and intangibles

Asset Quality:  While much internal focus has been directed toward growth and managing the integration of its recent acquisitions, the Company's commitment to credit quality remains strong.  As of September 30, 2017, non-performing loans increased to $27.9 million, compared to $20.1 million as of June 30, 2017 and $20.1 million as of September 30, 2016 as a result of the First Community acquisition.  Non-performing loans were 0.55% of total portfolio loans as of September 30, 2017, compared to 0.51% as of June 30, 2017 and 0.53% as of September 30, 2016.

The Company recorded net recoveries of $0.3 million for the third and second quarters of 2017, a decrease from the net recoveries of $0.5 million for the third quarter of 2016.  The Company recorded net recoveries of $0.7 million for the first nine months of 2017, a favorable decrease from the net charge-offs of $3.7 million for the same period of 2016.  Allowance for loan losses as a percentage of portfolio loans was 1.00% at September 30, 2017, a decrease from 1.25% at June 30, 2017 and 1.26% at September 30, 2016. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded provision for loan losses of $1.5 million in the third quarter of 2017, an increase from $0.5 million in the second quarter of 2017, but a decrease from $2.0 million in the third quarter of 2016. The Company recorded provision for loan losses of $2.5 million for the first nine months of 2017, including $1.5 million recorded on new and renewed First Community loan production.  The Company recorded provision expense of $4.1 million for the first nine months of 2016.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market specific economic conditions and specific measures may fluctuate from period to period.

Asset Quality[1]	As of and for the Three Months Ended
(dollars in thousands)	September 30,	June 30,	December 31,	September 30,
	2017	2017	2016	2016

Portfolio loans	$5,085,864	$3,920,464	$3,878,900	$3,807,613
Non-performing loans
Non-accrual loans	27,430	18,935	21,423	16,253
Loans 90+ days past due	439	1,123	131	3,830
Non-performing loans, segregated by geography
Illinois/ Indiana	23,680	16,655	18,104	16,169
Missouri	2,682	2,614	2,730	3,258
Florida	1,507	789	720	656
Loans 30-89 days past due	11,556	6,953	4,090	7,709
Other non-performing assets	1,172	480	2,518	2,324
Non-performing assets to portfolio loans and non-performing assets	0.57%	0.52%	0.62%	0.59%
Allowance as a percentage of non-performing loans	183.13%	245.29%	221.75%	238.25%
Allowance for loan losses to portfolio loans	1.00%	1.25%	1.23%	1.26%
Net (recoveries) charge-offs	$(340)	$(259)	$1,552	$(539)
Provision for loan losses	1,494	500	1,500	1,950

[1] Results are unaudited

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 41.8% of the Company's non-interest income for the quarter ended September 30, 2017, providing a balance to revenue from traditional banking activities.  As Pulaski Financial Corp. and First Community had no legacy fee income in these businesses, the addition of these service offerings in these markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees of $5.8 million for the third quarter of 2017 decreased seasonally from $6.6 million for the second quarter of 2017 and increased from $5.3 million for the third quarter of 2016. Trust fees and commissions and brokers' fees grew to $19.3 million for the first nine months of 2017, compared to $17.2 million for the same period of 2016.  Net income from the wealth management segment decreased to $1.2 million for the third quarter of 2017, compared to $1.7 million for the second quarter of 2017, but increased from $0.3 million for the third quarter of 2016 which was reduced by restructuring costs of $1.3 million designed to increase efficiency and drive down future costs.  Net income from the wealth management segment increased to $4.8 million for the first nine months of 2017 compared to $2.9 million for the same period of 2016, a notable 64.0% increase.

Remittance processing revenue of $2.9 million for the third quarter of 2017 remained comparable to the second quarter of 2017 and increased slightly from $2.8 million in the third quarter of 2016.  For the first nine months of 2017, remittance processing revenue remained relatively stable at $8.6 million, compared to the same period of 2016.  Net income from the remittance processing segment was also stable at $0.5 million for the second and third quarter of 2017 as well as the third quarter of 2016.  Net income from the remittance processing segment grew to $1.6 million for the nine months ended September 30, 2017, compared to $1.4 million for the nine months ended September 30, 2016.

Mortgage revenue increased to $3.5 million in the third quarter of 2017 from $2.8 million in the second quarter of 2017, but decreased from $4.8 million for the third quarter of 2016, as mortgage rates and associated costs increased, while purchase inventory declined.  Mortgage revenue of $8.4 million decreased for the nine months ended September 30, 2017, compared to $9.1 million for the nine months ended September 30, 2016.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and effectively underlies the combination of the operations acquired from recent acquisitions with that of First Busey.  The efficiency ratio, inclusive of acquisition and restructuring costs, of 58.1% for the first nine months of 2017 improved from 60.0% for the same period of 2016.  Overall costs have been influenced from prior year due to the Pulaski Financial Corp. acquisition in the second quarter of 2016 and the First Community acquisition in the third quarter of 2017, while efficiency has improved.  The Company remains consistently focused on expense discipline.

Specific areas of operating performance are detailed as follows:

• Salaries, wages and employee benefits increased to $25.5 million in the third quarter of 2017, compared to $20.1 million in the second quarter of 2017 and $21.7 million in the third quarter of 2016.  In the first nine months of 2017, salaries, wages and employee benefits increased to $67.4 million, compared to $55.6 million for the same period 2016.  The First Community acquisition added to the Company's headcount and also resulted in restructuring costs of $0.7 million in the third quarter of 2017.

• Data processing expense in the third quarter of 2017 increased to $5.8 million, compared to $3.9 million in the second quarter of 2017 and $4.4 million in the third quarter of 2016.  In the first nine months of 2017, data processing expense increased to $13.3 million compared to $12.7 million for the same period of 2016. Variances are largely related to payment of deconversion expenses related to acquisitions, which were $1.3 million for the three and nine months ended September 30, 2017.

• Other operating expenses increased to $8.1 million in the third quarter of 2017, compared to $6.3 million in the second quarter of 2017 and $5.9 million in the third quarter of 2016 across multiple categories, including pretax acquisition costs of $1.1 million for the third quarter of 2017 and $2.1 million for the first nine months of 2017.

Corporate Profile

As of September 30, 2017, First Busey Corporation (Nasdaq: BUSE) was a $6.9 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $5.4 billion as of September 30, 2017.

First Community Financial Bank, First Busey Corporation's wholly-owned bank subsidiary, is headquartered in Joliet, Illinois and has nine locations.  First Community Bank had total assets of $1.5 billion as of September 30, 2017.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of September 30, 2017, Busey Wealth Management's assets under care were approximately $5.9 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer, 217-365-4578

Non-GAAP Financial Information
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). These measures include acquisition and other notable pre-tax items, operating earnings, tangible common equity, tangible common equity to tangible assets and efficiency ratios. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
Management believes that notable pre-tax items and operating earnings are useful in assessing our core operating performance and in understanding the primary drivers of our non-interest income and non-interest expense when comparing periods.  Management believes that operating earnings adjusted for acquisition related expenses are a useful measure because it excludes expenses that can significantly fluctuate from acquisition to acquisition. In addition, management believes that excluding these expenses provides investors and analysts a measure to better understand the Company's primary operations when comparing the periods presented in the earnings release.
Operating earnings reconciliation (dollars in thousands):

	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017
Net income	$18,784	$50,433
Mid Illinois acquisition:
Data processing	6	40
Other	139	350
First Community acquisition:
Salaries, wages, and employee benefits	720	720
Data processing	1,240	1,287
Other	891	1,679
Pulaski acquisition other	17	40
Other restructuring costs	46	261
Related tax benefit	(1,195)	(1,681
Operating earnings	$20,648	$53,129

Management believes that tangible common equity, tangible common equity to tangible assets and efficiency ratios are standard financial measures used in the banking industry to evaluate performance.
The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business; (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include, failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission.